Exhibit 99.1

Legacy Reserves LP Announces $75 Million Private Placement

Midland, Texas (November 8, 2007) – Legacy Reserves LP (Nasdaq:LGCY) today announced it has entered into a definitive agreement for the private placement of 3,642,369 units representing limited partner interests with a limited number of institutional investors at a purchase price of $20.50 per unit for aggregate gross proceeds of approximately $75 million.

Legacy Reserves LP will use the net proceeds from this private placement primarily to reduce debt outstanding under its revolving credit facility.  The borrowings were used to finance the acquisition of properties in the Texas Panhandle and Permian Basin which closed during October 2007 for approximately $74 million.

RBC Capital Markets acted as exclusive placement agent in the private placement.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Legacy Reserves LP is an independent oil and natural gas limited partnership headquartered in Midland, Texas, and is focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin and the Mid-continent region. Additional information is available at www.LegacyLP.com.

Contact:
Legacy Reserves LP
Steven H. Pruett, President and
       Chief Financial Officer
432-689-5200

Source: Legacy Reserves LP